Exhibit 99.1

RPM Reports Record Fiscal 2018 Second-Quarter Results

•	Record second-quarter sales improve 10.5%

•	Record net income of $95.5 million compares to loss for the fiscal 2017 quarter of $70.9 million due to impairment and business exit charges

•	Record earnings per diluted share of $0.70 compare to year-ago loss per share of $0.54 and “adjusted” year-ago earnings per share of $0.52

•	Fiscal 2018 guidance increased

MEDINA, OH – January 4, 2018 – RPM International Inc. (NYSE: RPM) today reported record sales, net income and diluted earnings per share for its fiscal 2018 second quarter ended November 30, 2017. Sales increased 10.5% and net income of $95.5 million, or $0.70 per diluted share, compared to a year-ago net loss of $70.9 million, or loss of $0.54 per diluted share. The fiscal 2017 second-quarter results included a $188.3 million pre-tax ($129.2 million or $0.97 per diluted share, after-tax) impairment charge. The fiscal 2017 second-quarter results also included a charge of $12.3 million, or $0.09 per share, which had no tax impact, related to the decision to exit an industrial segment business in the Middle East.

Second-Quarter Results

Net sales of $1.32 billion were up 10.5% over the $1.19 billion reported a year ago. Organic sales improved 4.2% and acquisition growth added 4.7%. Foreign currency translation increased sales by 1.6%. Net income of $95.5 million compares to last year’s adjusted net income of $70.5 million. Earnings per diluted share of $0.70 in the current quarter, which included a $0.09 per diluted share tax benefit relative to last year’s tax rate, compare to an adjusted $0.52 per diluted share last year. Earnings per diluted share increased 34.6% from last year’s adjusted earnings per diluted share of $0.52, and increased 17.3% excluding the $0.09 per diluted share tax benefit. Income before income taxes (IBT) of $109.2 million compares to a loss before income taxes of $106.9 million reported in the fiscal 2017 second quarter. RPM’s consolidated earnings before interest and taxes (EBIT) of $131.8 million compare to a consolidated loss before interest and taxes of $86.4 million reported in the fiscal 2017 second quarter. Excluding the year-ago charges, RPM’s consolidated EBIT for the fiscal 2018 second quarter improved 15.4% over $114.2 million in the fiscal 2017 second quarter. The EBIT improvement of 15.4% included the cost savings benefit in “Corporate/Other” expenses of $11.1 million from lower pension, healthcare, acquisition-related expenses and professional fees.

“We were very pleased with RPM’s results during the fiscal second quarter. Our strategically balanced business model performed as intended with strength in our industrial and specialty businesses offsetting weakness in our consumer segment. Sales growth was strong across all three of our business segments, with a balance of organic and acquisition growth. We are also seeing the benefits of last year’s product line acquisitions and cost reduction efforts on improved leverage, which more than offset higher raw material costs that have negatively impacted gross profit margins,” stated Frank C. Sullivan, chairman and chief executive officer.

RPM Reports Fiscal 2018 Second-Quarter Results

January 4, 2018

Second-Quarter Segment Sales and Earnings

During the fiscal 2018 second quarter, industrial segment sales increased 11.0%, to $702.9 million from $633.4 million in the fiscal 2017 second quarter. Organic sales improved 5.4%, while acquisition growth added 3.3%. Foreign currency translation increased sales by 2.3%. IBT for the industrial segment increased 34.6%, to $67.7 million from $50.3 million in the fiscal 2017 second quarter. Industrial segment EBIT increased 34.5%, to $70.2 million from $52.2 million in the fiscal 2017 second quarter. Industrial segment EBIT was up 8.9% over an adjusted $64.5 million in the fiscal 2017 second quarter, excluding last year’s charge to exit a Middle Eastern flooring business.

“Our strong organic sales growth of 5.4% in the industrial segment was driven by North American roofing and those businesses providing polymer flooring to commercial and industrial markets. We also saw a slight rebound in our companies serving the oil and gas industry, which reported positive organic year-over-year sales growth for the first time in three years. We continue to see mixed results from our industrial businesses in Europe, while Latin American industrial operations, particularly in Brazil, continue to struggle. EBIT margins were negatively impacted by higher raw material costs and unfavorable transactional foreign currency exchange,” Sullivan stated.

RPM’s fiscal 2018 second-quarter consumer segment sales increased 11.1%, to $415.4 million from $373.8 million a year ago. Organic sales increased 3.0%, while acquisition growth added 7.3%. Foreign currency translation increased sales by 0.8%. The consumer segment had IBT of $45.1 million, compared to a loss before income taxes of $140.6 million in the fiscal 2017 second quarter. The segment reported EBIT of $45.2 million, compared to a loss before interest and taxes of $140.6 million reported last year. EBIT was off 5.3% from an adjusted $47.7 million in the fiscal 2017 second quarter, which excludes the impairment charge related to RPM’s consumer nail enamel business.

“During the quarter, we saw a sharp uptick in business from caulks and sealants products, as well as some international markets. The segment also benefited from last year’s acquisitions of Touch ‘N Foam in the U.S. and SPS in Europe. The decline in EBIT resulted from higher raw material costs and unfavorable manufacturing absorption and product mix,” stated Sullivan.

Second-quarter sales for the specialty segment increased 7.4%, to $197.1 million from $183.6 million in the fiscal 2017 second quarter. Organic growth was 2.8%, while acquisitions added 3.8%. Foreign currency translation increased sales by 0.8%. IBT for the specialty segment increased 10.5%, to $34.4 million from $31.2 million in the fiscal 2017 second quarter. Specialty segment EBIT improved 10.8%, to $34.4 million from $31.0 million a year ago.

“We experienced strong growth in many of our specialty segment product lines, particularly U.S.-based restoration service businesses, with higher than normal sales volumes into the hurricane impacted regions prior to and after the storms, as well as powder coatings and wood finishes, after overcoming lost sales from last year’s closure of an unprofitable European business and recent patent expiration. We were able to mitigate the negative impact of the patent expiration by retaining most of our larger customers,” Sullivan stated.

RPM Reports Fiscal 2018 Second-Quarter Results

January 4, 2018

Cash Flow and Financial Position

For the first half of fiscal 2018, cash from operations was $115.2 million, compared to $158.7 million a year ago. Capital expenditures of $45.3 million compared to $48.0 million during the first half of last year. Total debt at November 30, 2017 was $2.14 billion, compared to $1.64 billion at November 30, 2016 and $2.1 billion at May 31, 2017. RPM’s net (of cash) debt-to-total capitalization ratio was 53.8%, compared to 52.8% at November 30, 2016. At November 30, 2017, liquidity stood at $971.7 million, including cash of $267.9 million and $703.8 million in long-term committed available credit.

First-Half Sales and Earnings

Fiscal 2018 first-half net sales improved 8.9%, to $2.66 billion from $2.44 billion during the first six months of fiscal 2017. Organic growth was 2.5%, acquisitions added 5.5% and positive foreign currency translation added 0.9%. Net income improved 406.4%, to $211.9 million from $41.8 million in the fiscal 2017 first half. Diluted earnings per share were $1.56, up 387.5% from $0.32 a year ago. IBT of $264.5 million was up 535.5% over the $41.6 million reported in the fiscal 2017 first half. EBIT of $309.4 million was 281.8% above the $81.0 million reported last year. Excluding the impairment and Middle East business exit charge in fiscal 2017, fiscal 2018 first half EBIT was up 9.9% over an adjusted $281.6 million last year.

First-Half Segment Sales and Earnings

RPM’s industrial segment fiscal 2018 first-half sales were up 9.4%, to $1.43 billion from $1.31 billion in the fiscal 2017 first half. Organic sales increased 3.8%, while acquisition growth added 4.2%. Foreign currency translation increased sales by 1.4%. IBT for the industrial segment increased 12.2%, to $156.6 million from $139.6 million in fiscal 2017. EBIT of $161.7 million was up 12.8% from $143.3 million in the first half last year. Excluding the Middle East business exit charge last year, industrial segment EBIT increased 3.9%, from $155.6 million a year ago.

First-half sales for the consumer segment improved 8.9%, to $842.6 million from $773.7 million a year ago. Organic sales were flat, but acquisition growth added 8.5% and foreign currency translation increased sales by 0.4%. The consumer segment reported IBT of $117.5 million, compared to a loss before interest and taxes of $70.5 million in the year-ago first half. EBIT of $117.8 million compares to a loss before interest and taxes in the fiscal 2017 second quarter of $70.5 million. Consumer segment EBIT was essentially flat to an adjusted EBIT of $117.8 million last year, excluding the impairment charge.

Specialty segment sales grew 7.1%, to $385.6 million from $359.9 million in the 2017 first half. Organic growth was 2.9%, while acquisitions added 3.9%. Foreign currency translation increased sales by 0.3%. IBT for the specialty segment increased 9.6%, to $67.6 million from $61.7 million in fiscal 2017. For the first half of fiscal 2018, specialty segment EBIT increased 9.8%, to $67.4 million from $61.4 million a year ago.

Business Outlook

“In our industrial segment, we expect steady results during the second half of the fiscal year from our North American commercial construction-related businesses, aided by higher sales in regions impacted by hurricanes, as well as continued positive results from our businesses serving the oil and gas markets. Our business in Brazil, seems to have bottomed out and should be neutral in the back half. Overall, the global

RPM Reports Fiscal 2018 Second-Quarter Results

January 4, 2018

economy is improving and currency translation is favorable. Additionally, we are driving improved operating leverage throughout the entire industrial segment by continually pursuing additional cost savings and efficiencies. With this global backdrop, industrial segment sales growth for the balance of the fiscal year should be in the upper-single-digit range,” stated Sullivan.

“In the consumer segment, we expect sales growth in the low-to-mid-single-digit range during the back half of the fiscal year. Most of the growth will be organic, as last year’s acquisitions annualize their purchase date during the third quarter. We plan to invest in our great brands by stepping up advertising and promotional activity in the spring sell-in season and therefore, expect back-half earnings results to be fairly flat to last year in this segment,” he stated.

“In the specialty segment, we expect sales growth in the low-single-digit range during the back half of the fiscal year. This, too, will be mostly organic as last year’s acquisitions also annualize their purchase date during the third quarter. We will continue to face headwinds from the patent expiration through the first quarter of fiscal 2019,” he stated.

“In aggregate, our operations have performed in line with our expectations when we issued our fiscal 2018 guidance back in July, and we would expect this trend to generally continue in the back half of this fiscal year. In regard to our taxes, our 19.6% effective tax rate for the first six months has been better than expected. We approved and completed certain foreign legal entity restructurings that resulted in the recognition of favorable discrete tax benefits that reduces our annual effective tax rate from the rate utilized for our current EPS guidance,” Sullivan stated.

“With the enactment of new federal tax legislation two weeks ago, there is a corporate rate reduction from 35% to 21%. The corporate rate reduction is effective for us as of January 1, 2018 and accordingly will reduce our current fiscal year federal statutory rate to a blended rate of approximately 29.2%. This is expected to further reduce RPM’s effective tax rate this year by two to three percentage points, adding approximately $0.10 per diluted share to our fiscal 2018 outlook. Additionally, in the third quarter we expect to record a discrete tax adjustment for the impact of the rate change on our deferred tax assets and liabilities, as well as the impact of the transition tax on deferred foreign earnings,” stated Sullivan. “Excluding this one-time discrete tax adjustment resulting from the new federal tax legislation, we are increasing our full-year fiscal 2018 EPS guidance to a range of $3.00 to $3.10 per share.”

Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. EST today. The call can be accessed by dialing 888-771-4371 or 847-585-4405 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately 12:30 p.m. EST on January 4, 2018 until 11:59 p.m. EST on January 11, 2018. The replay can be accessed by dialing 888-843-7419 or 630-652-3042 for international callers. The access code is 46126264. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.RPMinc.com.

RPM Reports Fiscal 2018 Second-Quarter Results

January 4, 2018

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services across three segments. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and other construction chemicals. Industrial companies include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Euclid Chemical and RPM Belgium Vandex. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Rust-Oleum, DAP, Zinsser, Varathane and Testors. RPM’s specialty products include industrial cleaners, colorants, exterior finishes, specialty OEM coatings, edible coatings, restoration services equipment and specialty glazes for the pharmaceutical and food industries. Specialty segment companies include Day-Glo, Dryvit, RPM Wood Finishes, Mantrose-Haeuser, Legend Brands, Kop-Coat and TCI. Additional details can be found at www.rpminc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president – investor relations, at 330-273-5090 or bslifstein@rpminc.com.

# # #

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, a non-GAAP financial measure. EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT to income before income taxes.

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; and (j) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2017, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2017	2016	2017	2016
Net Sales	$1,315,416	$1,190,770	$2,660,810	$2,442,833
Cost of sales	764,401	669,089	1,537,787	1,369,110

Gross profit	551,015	521,681	1,123,023	1,073,723
Selling, general & administrative expenses	419,599	419,494	814,008	803,579
Goodwill and other intangible asset impairments		188,298		188,298
Interest expense	26,396	22,905	53,169	45,683
Investment (income), net	(3,739)	(2,416)	(8,192)	(6,254)
Other expense (income), net	(422)	257	(427)	799

Income (loss) before income taxes	109,181	(106,857)	264,465	41,618
Provision (benefit) for income taxes	13,323	(36,601)	51,704	(1,520)

Net income (loss)	95,858	(70,256)	212,761	43,138
Less: Net income attributable to noncontrolling interests	395	670	882	1,295

Net income (loss) attributable to RPM International Inc. Stockholders	$95,463	$(70,926)	$211,879	$41,843

Earnings (loss) per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.72	$(0.54)	$1.59	$0.32

Diluted	$0.70	$(0.54)	$1.56	$0.32

Average shares of common stock outstanding - basic	131,163	130,695	131,204	130,647

Average shares of common stock outstanding - diluted	135,592	130,695	135,663	130,647

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2017	2016	2017	2016
Net Sales:
Industrial Segment	$702,905	$633,429	$1,432,673	$1,309,269
Consumer Segment	415,431	373,774	842,575	773,661
Specialty Segment	197,080	183,567	385,562	359,903

Total	$1,315,416	$1,190,770	$2,660,810	$2,442,833

Income Before Income Taxes:
Industrial Segment
Income Before Income Taxes (a)	$67,696	$50,291	$156,598	$139,557
Interest (Expense), Net (b)	(2,513)	(1,906)	(5,067)	(3,743)

EBIT (c)	70,209	52,197	161,665	143,300
Charge to exit Flowcrete Middle East (d)	—	12,275	—	12,275

Adjusted EBIT	$70,209	$64,472	$161,665	$155,575

Consumer Segment
Income (Loss) Before Income Taxes (a)	$45,085	$(140,575)	$117,453	$(70,487)
Interest (Expense) Income, Net (b)	(143)	(19)	(339)	(22)

EBIT (c)	45,228	(140,556)	117,792	(70,465)
Kirker impairment (e)	—	188,298	—	188,298

Adjusted EBIT	$45,228	$47,742	$117,792	$117,833

Specialty Segment
Income Before Income Taxes (a)	$34,439	$31,160	$67,606	$61,664
Interest Income, Net (b)	78	137	198	290

EBIT (c)	$34,361	$31,023	$67,408	$61,374

Corporate/Other
(Expense) Before Income Taxes (a)	$(38,039)	$(47,733)	$(77,192)	$(89,116)
Interest (Expense), Net (b)	(20,079)	(18,701)	(39,769)	(35,954)

EBIT (c)	$(17,960)	$(29,032)	$(37,423)	$(53,162)

Consolidated
Income (Loss) Before Income Taxes (a)	$109,181	$(106,857)	$264,465	$41,618
Interest (Expense), Net (b)	(22,657)	(20,489)	(44,977)	(39,429)

EBIT (c)	131,838	(86,368)	309,442	81,047
Charge to exit Flowcrete Middle East (d)	—	12,275	—	12,275
Kirker impairment (e)	—	188,298	—	188,298

Adjusted EBIT	$131,838	$114,205	$309,442	$281,620

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT.
(b)	Interest income (expense), net includes the combination of interest income (expense) and investment income (expense), net.
(c)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.
(d)	Charges related to Flowcrete decision to exit the Middle East.
(e)	Reflects the impact of goodwill and other intangible asset impairment charge of $188.3 million related to our Kirker reporting unit.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	November 30, 2017	November 30, 2016	May 31, 2017
Assets
Current Assets
Cash and cash equivalents	$267,857	$205,907	$350,497
Trade accounts receivable	1,023,748	881,723	1,039,468
Allowance for doubtful accounts	(43,508)	(40,909)	(44,138)

Net trade accounts receivable	980,240	840,814	995,330
Inventories	864,019	762,167	788,197
Prepaid expenses and other current assets	282,940	232,217	263,412

Total current assets	2,395,056	2,041,105	2,397,436

Property, Plant and Equipment, at Cost	1,547,126	1,353,282	1,484,579
Allowance for depreciation	(786,701)	(714,353)	(741,893)

Property, plant and equipment, net	760,425	638,929	742,686

Other Assets
Goodwill	1,167,963	1,085,763	1,143,913
Other intangible assets, net of amortization	579,929	521,198	573,092
Deferred income taxes, non-current	20,621	59,619	19,793
Other	220,677	200,847	213,529

Total other assets	1,989,190	1,867,427	1,950,327

Total Assets	$5,144,671	$4,547,461	$5,090,449

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$447,071	$429,941	$534,718
Current portion of long-term debt	253,688	3,880	253,645
Accrued compensation and benefits	138,375	126,097	181,084
Accrued losses	23,566	33,846	31,735
Other accrued liabilities	212,293	292,849	234,212

Total current liabilities	1,074,993	886,613	1,235,394

Long-Term Liabilities
Long-term debt, less current maturities	1,883,272	1,634,967	1,836,437
Other long-term liabilities	506,606	701,091	482,491
Deferred income taxes	70,279	41,456	97,427

Total long-term liabilities	2,460,157	2,377,514	2,416,355

Total liabilities	3,535,150	3,264,127	3,651,749

Commitments and contingencies
Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 133,666; 133,576; 133,563)	1,337	1,336	1,336
Paid-in capital	968,919	938,963	954,491
Treasury stock, at cost	(230,347)	(215,936)	(218,222)
Accumulated other comprehensive (loss)	(434,598)	(555,541)	(473,986)
Retained earnings	1,301,442	1,112,610	1,172,442

Total RPM International Inc. stockholders’ equity	1,606,753	1,281,432	1,436,061
Noncontrolling interest	2,768	1,902	2,639

Total equity	1,609,521	1,283,334	1,438,700

Total Liabilities and Stockholders’ Equity	$5,144,671	$4,547,461	$5,090,449

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Six Months Ended
	November 30,
	2017	2016
Cash Flows From Operating Activities:
Net income	$212,761	$43,138
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	40,386	35,568
Amortization	23,245	22,111
Goodwill and other intangible asset impairments		188,298
Deferred income taxes	(32,276)	(59,363)
Stock-based compensation expense	14,429	17,013
Other non-cash interest expense	2,843	4,964
Realized (gain) on sales of marketable securities	(4,897)	(3,698)
Other	9	(47)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	34,136	110,871
(Increase) in inventory	(62,923)	(81,586)
Decrease (increase) in prepaid expenses and other current and long-term assets	3,919	(20,876)
(Decrease) in accounts payable	(95,302)	(69,518)
(Decrease) in accrued compensation and benefits	(45,464)	(55,662)
(Decrease) in accrued losses	(8,490)	(899)
Increase in other accrued liabilities	33,304	28,057
Other	(494)	361

Cash Provided By Operating Activities	115,186	158,732

Cash Flows From Investing Activities:
Capital expenditures	(45,295)	(48,049)
Acquisition of businesses, net of cash acquired	(54,647)	(65,201)
Purchase of marketable securities	(96,039)	(25,142)
Proceeds from sales of marketable securities	58,867	24,588
Other	469	956

Cash (Used For) Investing Activities	(136,645)	(112,848)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	35,036	76,369
Reductions of long-term and short-term debt	(1,535)	(73,588)
Cash dividends	(82,878)	(76,604)
Shares of common stock repurchased and returned for taxes	(12,125)	(19,663)
Payments of acquisition-related contingent consideration	(3,359)	(4,130)
Other	(1,464)	(1,365)

Cash (Used For) Financing Activities	(66,325)	(98,981)

Effect of Exchange Rate Changes on Cash and
Cash Equivalents	5,144	(6,148)

Net Change in Cash and Cash Equivalents	(82,640)	(59,245)
Cash and Cash Equivalents at Beginning of Period	350,497	265,152

Cash and Cash Equivalents at End of Period	$267,857	$205,907